Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (Nos. 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 and (No. 333-204227) on Form S-4 of Camden National Corporation and Subsidiaries of our reports dated March 11, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Camden National Corporation and Subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP
RSM US LLP

New York, New York
March 11, 2016